Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 27, 2021, with respect to the consolidated financial statements of LiveRamp Holdings, Inc., and the effectiveness of internal control over financial reporting, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

February 16, 2022